Exhibit 99.1

Expedia, Inc. Reports Third Quarter 2017 Results
Healthy room night growth partly offset by natural disasters, trivago
BELLEVUE, WA – October 26, 2017 – Expedia, Inc. (NASDAQ: EXPE) announced financial results today for the third quarter ended September 30, 2017.
Key Highlights

•	Gross bookings, including HomeAway, increased $2.2 billion or 11% year-over-year to $22.2 billion. Revenue increased 15% year-over-year to $3.0 billion.

•	HomeAway delivered $305 million of revenue, representing an increase of 45% year-over-year.

•	Room nights stayed, including HomeAway, increased 16% year-over-year.

•	Room nights stayed for the global growth brands of Brand Expedia, Hotels.com, EAN and Egencia combined increased 18% year-over-year, with HomeAway room nights stayed up 36% year-over-year.

•
Adjusted EBITDA grew 6% year-over-year during the third quarter, including trivago's $8 million loss and an estimated negative impact of approximately $15 million to $20 million from the recent natural disasters.

•	The Expedia, Inc. global lodging portfolio increased to over 500,000 properties available as of September 30, 2017, up 57% year-over-year. HomeAway offers nearly 1.5 million online bookable listings.
Financial Summary & Operating Metrics ($ millions except per share amounts)

Metric	Q3 2017	Q3 2016	Δ Y/Y
Room night growth(1)	16%	31%	(1,405) bps
Gross bookings(1)	$22,196.5	$19,988.1	11%
Revenue	2,965.8	2,580.9	15%
Operating income	481.7	386.2	25%
Net income attributable to Expedia, Inc.	352.2	279.3	26%
Diluted EPS	$2.23	$1.81	23%
Adjusted EBITDA(2)	709.3	666.7	6%
Adjusted net income(2)	398.8	374.1	7%
Adjusted EPS(2)	$2.51	$2.41	4%
Free cash flow(2)	(612.3)	(369.5)	(66)%

(1) Expedia acquired HomeAway on December 15, 2015. Beginning in the first quarter of 2017, HomeAway results are included in room nights and gross bookings operating metrics, with quarterly results for 2016 adjusted to reflect this change.
(2) "Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 13-17 herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results include Expedia.com® ("Brand Expedia"), Hotels.com®, Expedia® Affiliate Network ("EAN"), trivago®, HomeAway®, Egencia®, Orbitz®, Travelocity®, Hotwire.com®, Wotif Group, CheapTickets®, ebookers®, CarRentals.comTM, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail Technologies, Inc. ("SilverRail") and AirAsia ExpediaTM, in addition to the related international points of sale. All amounts shown are in U.S. dollars.

The results include the impact of SilverRail following the acquisition of a majority ownership stake by Expedia in June 2017. All comparisons, unless otherwise noted, are to the third quarter of 2016.

Gross Bookings & Revenue
Gross Bookings and Revenue by Segment ($ millions)

	Gross Bookings			Revenue
	Third Quarter			Third Quarter
	2017	2016	Δ%	2017	2016	Δ%
Core OTA	$18,456	$17,007	9%	$2,314	$2,083	11%
trivago	—	—	—%	338	276	22%
HomeAway	2,013	1,403	44%	305	210	45%
Egencia	1,728	1,579	9%	126	112	13%
Intercompany eliminations	—	—	—%	(117)	(101)	(16)%
Total	$22,197	$19,988	11%	$2,966	$2,581	15%
Note: Some numbers may not add due to rounding.
For the third quarter of 2017, total gross bookings increased 11% (including negative impact from the natural disasters and 1 percentage point of positive foreign exchange impact), driven primarily by growth in Brand Expedia, HomeAway, Hotels.com and EAN. Domestic gross bookings increased 5% and international gross bookings increased 22% (including 3 percentage points of positive foreign exchange impact). International gross bookings totaled $8.7 billion and accounted for 39% of worldwide bookings, compared with 35% in the third quarter of 2016.
For the third quarter of 2017, revenue increased 15% (including negative impact from the natural disasters and 2 percentage points of positive foreign exchange impact), driven primarily by growth in Brand Expedia, HomeAway, EAN and trivago. Domestic revenue increased 9% and international revenue increased 23% (including 7 percentage points of positive foreign exchange impact). International revenue equaled $1.4 billion, representing 47% of worldwide revenue, compared to 44% in the third quarter of 2016.
Product & Services Detail
As a percentage of total worldwide revenue in the third quarter of 2017, lodging accounted for 71%, advertising and media accounted for 10%, air accounted for 6% and all other revenues accounted for the remaining 13%.
Lodging revenue, which includes hotel and HomeAway revenue, increased 15% in the third quarter of 2017 on a 16% increase in room nights stayed driven by growth in Brand Expedia, HomeAway and EAN, partially offset by a 1% decrease in revenue per room night.
Air revenue decreased 7% in the third quarter of 2017 on a 10% decrease in revenue per ticket partially offset by a 4% increase in air tickets sold.
Advertising and media revenue increased 24% in the third quarter of 2017 due to continued growth in trivago and Expedia® Media Solutions. All other revenue increased 21% in the third quarter of 2017 reflecting growth in car rental and travel insurance products.

Generally Accepted Accounting Principles (GAAP) Expenses

	Costs and Expenses			As a % of Revenue
	Third Quarter			Third Quarter
	2017	2016	Δ%	2017	2016	Δ in bps
	($ millions)
GAAP cost of revenue	$459	$417	10%	15.5%	16.2%	(69)
GAAP selling and marketing	1,461	1,205	21%	49.3%	46.7%	258
GAAP technology and content	350	301	16%	11.8%	11.7%	12
GAAP general and administrative	141	166	(15)%	4.8%	6.4%	(166)
Total GAAP costs and expenses	$2,411	$2,089	15%	81.3%	80.9%	35
GAAP Cost of Revenue

•
For the third quarter of 2017, total GAAP cost of revenue increased 10%, compared to the third quarter of 2016, due to $36 million more in data center, cloud and other costs, including an $8 million increase related to data center related depreciation expense. Personnel expenses also increased in the third quarter of 2017 primarily to support customer operations. Cloud expense in GAAP cost of revenue was $17 million during the third quarter of 2017, compared to $1 million in the third quarter of 2016.

GAAP Selling and Marketing

•
For the third quarter of 2017, total GAAP selling and marketing expenses increased 21%, compared to the third quarter of 2016, due to a $217 million increase in direct costs, including online and offline marketing expenses. trivago, Brand Expedia, EAN and Hotels.com accounted for the majority of the total direct cost increases.

•	For the third quarter of 2017, indirect costs increased $39 million, primarily driven by growth in personnel.

GAAP Technology and Content

•
For the third quarter of 2017, GAAP technology and content expense increased 16%, compared to the third quarter of 2016, primarily due to increased depreciation and amortization of technology assets of $21 million as well as growth in personnel and overhead from increased headcount, including the addition of SilverRail. Cloud expense in GAAP technology and content expense was $11 million during the third quarter of 2017, compared to $10 million in the third quarter of 2016.

GAAP General and Administrative

•
For the third quarter of 2017, GAAP general and administrative expense decreased 15%, compared to the third quarter of 2016, primarily due to the current period reversal of approximately $41 million of previously recognized stock-based compensation expense related to the recent departure of the former CEO, partially offset by higher personnel and overhead costs, including the addition of SilverRail.

Adjusted Expenses

	Costs and Expenses			As a % of Revenue
	Third Quarter			Third Quarter
	2017	2016	Δ%	2017	2016	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$431	$397	8%	14.5%	15.4%	(88)
Adjusted selling and marketing *	1,441	1,192	21%	48.6%	46.2%	243
Adjusted technology and content *	223	197	13%	7.5%	7.7%	(14)
Adjusted general and administrative *	153	131	17%	5.2%	5.1%	8
Total adjusted costs and expenses	$2,248	$1,918	17%	75.8%	74.3%	149
Total depreciation	156	124	26%	5.3%	4.8%	48
Total stock-based compensation	6	48	(87)%	0.2%	1.9%	(166)
Total costs and expenses	$2,411	$2,090	15%	81.3%	81.0%	31
*Adjusted expenses are non-GAAP measures. See pages 13-17 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Cost of Revenue

•
For the third quarter of 2017, total adjusted cost of revenue increased 8%, compared to the third quarter of 2016, primarily due to an increase in cloud expense. Personnel expenses also increased in the third quarter of 2017 primarily to support customer operations. Cloud expense in adjusted cost of revenue was $17 million during the third quarter of 2017, compared to $1 million in the third quarter of 2016.

Adjusted Selling and Marketing

•
For the third quarter of 2017, total adjusted selling and marketing expense increased 21%, compared to the third quarter of 2016, due to a $217 million increase in direct costs, including online and offline marketing expenses. trivago, Brand Expedia, EAN and Hotels.com accounted for the majority of the direct selling and marketing cost increase.

•
For the third quarter of 2017, indirect costs increased $33 million, primarily driven by growth in personnel. As a percentage of total adjusted selling and marketing, indirect costs represented 15% in the third quarter of 2017, down from 16% in the third quarter of 2016.

Adjusted Technology and Content

•
For the third quarter of 2017, total adjusted technology and content expense increased 13%, compared to the third quarter of 2016, primarily due to growth in personnel and overhead from increased headcount, including the addition of SilverRail. Cloud expense in adjusted technology and content expense was $11 million during the third quarter of 2017, compared to $10 million in the third quarter of 2016.

Adjusted General and Administrative

•
For the third quarter of 2017, total adjusted general and administrative expense increased 17%, compared to the third quarter of 2016, primarily due to growth in personnel and overhead from increased headcount, including the addition of SilverRail.

Depreciation Expense
Depreciation expense increased $33 million or 26% to $156 million in the third quarter of 2017, due primarily to increased expenses related to previously capitalized software development costs for completed technology projects that have been placed into service, as well as investments in corporate technology infrastructure.

Stock-Based Compensation Expense
Stock-based compensation expense decreased $42 million or 87% to $6 million in the third quarter of 2017, primarily due to the current period reversal of approximately $41 million of previously recognized stock-based compensation expense related to the recent departure of the former CEO.

Net Income Attributable to Expedia and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Third Quarter
	2017	2016	Δ%
Core OTA	$737	$714	3%
trivago(1)	(8)	6	NM
HomeAway	126	77	63%
Egencia	20	18	13%
Unallocated overhead costs	(166)	(148)	(12)%
Total	$709	$667	6%

Net income attributable to Expedia, Inc.(2)	$352	$279	26%
(1) Upon completion of its initial public offering on December 16, 2016, trivago became a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia, Inc. (2) Expedia does not calculate or report net income by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 13-17 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
GAAP net income attributable to Expedia was $352 million in the third quarter of 2017, an improvement of 26% compared to the third quarter of 2016. Adjusted EBITDA was $709 million in the third quarter of 2017, an increase of 6% compared to the third quarter of 2016 (including negative impact from the natural disasters).
Amortization of Intangible Assets
Consolidated amortization of intangible assets decreased $4 million to $71 million in the third quarter of 2017, primarily due to the prior period completion of amortization of certain intangible assets.

Interest and Other
Consolidated interest income increased $4 million, or 60%, in the third quarter of 2017, compared to the third quarter of 2016, primarily due to higher invested balances and to a lesser extent higher rates of return. Consolidated interest expense in the third quarter of 2017 was $44 million, which is essentially consistent with the third quarter of 2016.
Consolidated other, net was a loss of $32 million in the third quarter of 2017, compared to a loss of $9 million in the third quarter of 2016. The losses in the third quarters of 2017 and 2016 were primarily related to foreign exchange. Expedia’s revenue hedging program is designed primarily to offset the book-to-stay impact on merchant hotel revenue. Expedia includes that portion of any realized gains or losses from the revenue hedging program that are included in other, net that relate to revenue recognized in the period in the calculation of Adjusted EBITDA.
Income Taxes
The GAAP effective tax rate was 16% for the third quarter of 2017, compared to 18% for the third quarter of 2016. The effective tax rates for the third quarters of 2017 and 2016 were primarily driven by discrete income tax items, specifically the recognition of excess tax benefits related to share-based payments. The effective tax rate on pretax adjusted net income ("ANI") was 21% for the third quarter of 2017, compared to 24% for the third quarter of 2016. The year-over-year change in the ANI effective tax rate was due to discrete income tax items and the timing of the tax return filings.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $3.8 billion at September 30, 2017. For the nine months ended September 30, 2017, consolidated net cash provided by operating activities was $1.9 billion and consolidated free cash flow totaled $1.4 billion. Both measures include $1.0 billion from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. For the nine months ended September 30, 2017, consolidated free cash flow increased $420 million, compared to the prior year period, primarily due to an increase in net cash provided by operating activities.
Long-term investments and other assets includes an investment in Despegar.com, Corp. ("Despegar"), which is recorded at a fair value of $307 million as of September 30, 2017, and $338 million of a $350 million investment made in Traveloka Holding Limited in July 2017, accounted for as a cost method investment (with a small portion allocated to intangible assets). Despegar completed its initial public offering in September 2017.
Current maturities of long-term debt includes $500 million in 7.456% senior notes due in August 2018. Long-term debt, net of applicable discounts and debt issuance costs, totaled $3.7 billion at September 30, 2017 consisting of $990 million in 3.8% senior notes due 2028; $741 million in 5.0% senior notes due 2026; $495 million in 4.5% senior notes due 2024; $762 million (€650 million) in 2.5% senior notes due 2022; and $748 million in 5.95% senior notes due 2020. The 2028 senior notes were issued during the third quarter of 2017. In addition, as of September 30, 2017, Expedia had a $1.5 billion unsecured revolving credit facility which was essentially untapped.
At September 30, 2017, Expedia, Inc. had stock-based awards outstanding representing approximately 19 million shares of Expedia common stock, consisting of options to purchase approximately 16 million common shares with a $93.89 weighted average exercise price and weighted average remaining life of 4.6 years, and approximately 2 million restricted stock units ("RSUs").
During the first nine months of 2017, Expedia, Inc. repurchased 1.0 million shares of Expedia, Inc. common stock for an aggregate purchase price of $139 million excluding transaction costs (an average of $135.49 per share). As of September 30, 2017, there were approximately 6.2 million shares remaining under the February 2015 repurchase authorization.
On September 14, 2017, Expedia, Inc. paid a quarterly dividend of $46 million ($0.30 per common share). In addition, on October 25, 2017, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.30 per share of outstanding common stock to be paid to stockholders of record as of the close of business on November 16, 2017, with a payment date of December 7, 2017. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $46 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights
Expedia, Inc.

•
As of September 30, 2017, Expedia’s global lodging portfolio consisted of over 500,000 properties available, including over 95,000 HomeAway listings on 28 Brand Expedia, Orbitz, Travelocity, CheapTickets and ebookers points of sale.

•	Expedia, Inc., excluding HomeAway, surpassed 1 million net room nights booked in a single day for the first time ever, on July 10th.

•	Expedia renewed its supply marketing agreements with airBaltic, Alaska Air Group, American Airlines and TAP Air Portugal.

•
Expedia, Inc. launched cruises to Cuba on all of its North American websites, and is now marketing Cuban sailings on Azamara Club Cruises, Carnival Cruise Line, Holland America Line, Norwegian Cruise Line and Royal Caribbean International.

•
Expedia announced global availability for Expedia PartnerCentral (EPC) Property Analytics that leverages the latest property, competitive set and market data to help properties make informed decisions to maximize demand and revenue.

•	Expedia, Inc. made a further investment in ALICE, a hotel technology platform for staff, concierge and guests, and is now the majority shareholder. Expedia also led ALICE's series A round in 2015.
Core OTA

•
Brand Expedia announced a strategic alliance with Thomas Cook, one of Europe's leading holiday companies. The agreement enables Expedia to power Thomas Cook's technology, providing consumers with access to thousands more hotels for Thomas Cook's city and domestic holiday businesses.

•
Brand Expedia launched Collections, a new resource to help travelers find the best hotels for six experiences: Beach, Relaxation, Family Fun, Culture & History, Shopping and Snow. Travel experts curate each Collection using a rigorous set of standards for experience, traveler reviews and value.

•	For Hotels.com, approximately 45% of global transactions and 55% of traffic are now coming from mobile devices.

•
Hotels.com launched collaborations with Avios, whose Travel Rewards members in the UK can collect points while shopping on Hotels.com and redeem for travel rewards; IMG College, combining sports and travel ventures for the 2017 and 2018 college football seasons; and Tesco Clubcard, whose members can now redeem their points on Hotels.com.

•	EAN launched a 'manage my booking' widget which allows partners to integrate and deliver a seamless post-booking experience for their travelers, letting them view, print and amend itineraries.

•	EAN went live with RoomIt by CWT, the new hotel distribution division of Carlson Wagonlit Travel, making EAN's competitive rates and supply available to RoomIt and CWT clients.

•	SilverRail announced a new technology agreement with Rail Europe, providing a connectivity and transaction processing layer to all of Rail Europe's train operators' fares and seat inventory.
trivago

•	In August 2017, trivago acquired the assets of tripl GmbH, to enhance trivago's product with personalization technology using big data and a traveler-centric approach.

•	trivago continued to optimize its product for mobile device usage, which contributed to mobile revenue share reaching over 60% in the third quarter of 2017.
HomeAway

•	Over one-third of HomeAway's nearly 1.5 million online bookable listings are now instantly bookable.

•
At its annual RezFest conference, HomeAway unveiled MarketMaker to owners and property managers, the vacation rental industry’s first revenue management tool to tap into real-time travel data and provide insights into specific markets’ demand and occupancy.

•
HomeAway continues to roll out updates of its secure messaging platform for its North American and European sites, with pre-booking communications now facilitated through the secure messaging system for over 65% of listings.

Egencia

•
Egencia signed an estimated $385 million pipeline of new clients in the third quarter, representing a quarterly record, and entered into a new agreement with Domtar, the largest integrated producer of freesheet paper in North America.

•	Egencia launched the rail product for a subset of US travelers in its mobile app, with additional features and countries to follow.

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Revenue	$2,965,848	$2,580,905	$7,740,636	$6,680,735
Costs and expenses:
Cost of revenue (1) (2)	458,559	416,907	1,319,253	1,225,857
Selling and marketing (1) (2)	1,460,707	1,204,521	4,174,174	3,398,862
Technology and content (1) (2)	350,061	301,446	1,014,631	910,921
General and administrative (1) (2)	141,298	165,829	478,403	504,395
Amortization of intangible assets	71,011	74,939	203,966	249,119
Impairment of intangibles	—	2,141	—	2,141
Legal reserves, occupancy tax and other	(1,499)	22,332	22,956	28,650
Restructuring and related reorganization charges (1)	3,983	6,638	15,590	46,274
Operating income	481,728	386,152	511,663	314,516
Other income (expense):
Interest income	9,329	5,827	24,850	14,349
Interest expense	(44,001)	(43,374)	(129,639)	(130,273)
Other, net	(31,625)	(9,050)	(66,016)	(37,118)
Total other expense, net	(66,297)	(46,597)	(170,805)	(153,042)
Income before income taxes	415,431	339,555	340,858	161,474
Provision for income taxes	(66,078)	(60,627)	(22,374)	14,929
Net income	349,353	278,928	318,484	176,403
Net loss attributable to non-controlling interests	2,885	403	4,321	25,988
Net income attributable to Expedia, Inc.	$352,238	$279,331	$322,805	$202,391

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$2.32	$1.86	$2.13	$1.35
Diluted	2.23	1.81	2.06	1.31
Shares used in computing earnings per share:
Basic	152,088	150,239	151,406	150,281
Diluted	157,760	154,236	156,520	154,332

Dividends declared per common share	$0.30	$0.26	$0.86	$0.74
_________

(1) Includes stock-based compensation as follows:
Cost of revenue	$2,289	$3,476	$7,855	$8,768
Selling and marketing	9,543	4,876	30,637	37,372
Technology and content	13,944	11,556	41,581	50,997
General and administrative	(19,497)	27,308	23,519	87,775
Restructuring and related reorganization charges	—	1,047	—	12,690

(2) Includes depreciation as follows:
Cost of revenue	$25,576	$16,045	$73,412	$45,853
Selling and marketing	9,765	7,981	26,872	20,692
Technology and content	113,301	92,419	325,080	260,168
General and administrative	7,502	7,110	23,380	18,120

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,239,886	$1,796,811
Restricted cash and cash equivalents	46,936	18,733
Short-term investments	540,581	72,313
Accounts receivable, net of allowance of $34,973 and $25,278	1,835,286	1,343,247
Income taxes receivable	35,265	19,402
Prepaid expenses and other current assets	285,848	199,745
Total current assets	5,983,802	3,450,251
Property and equipment, net	1,521,609	1,394,904
Long-term investments and other assets	888,847	520,058
Deferred income taxes	37,204	23,658
Intangible assets, net	2,377,597	2,446,652
Goodwill	8,226,173	7,942,023
TOTAL ASSETS	$19,035,232	$15,777,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,780,341	$1,509,313
Accounts payable, other	824,917	577,012
Deferred merchant bookings	3,643,600	2,617,791
Deferred revenue	315,181	282,517
Income taxes payable	27,252	49,739
Accrued expenses and other current liabilities	1,181,265	1,090,826
Current maturities of long-term debt	500,000	—
Total current liabilities	8,272,556	6,127,198
Long-term debt, excluding current maturities	3,735,736	3,159,336
Deferred income taxes	393,353	484,970
Other long-term liabilities	395,808	312,939
Redeemable non-controlling interests	22,469	—
Commitments and contingencies
Stockholders’ equity:
Common stock $.0001 par value	23	22
Authorized shares: 1,600,000
Shares issued: 227,668 and 224,310
Shares outstanding: 139,452 and 137,232
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	9,070,498	8,794,298
Treasury stock - Common stock, at cost	(4,664,705)	(4,510,655)
Shares: 88,216 and 87,077
Retained earnings	321,576	129,034
Accumulated other comprehensive income (loss)	(123,973)	(280,399)
Total Expedia, Inc. stockholders’ equity	4,603,420	4,132,301
Non-redeemable non-controlling interests	1,611,890	1,560,802
Total stockholders’ equity	6,215,310	5,693,103
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,035,232	$15,777,546

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2017	2016
Operating activities:
Net income	$318,484	$176,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	448,744	344,833
Amortization of stock-based compensation	103,592	197,602
Amortization of intangible assets	203,966	249,119
Impairment of intangible assets	—	2,141
Deferred income taxes	(89,277)	(66,050)
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	(81,694)	(16,508)
Realized (gain) loss on foreign currency forwards	(831)	34,515
Other	(9,294)	(7,015)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(428,191)	(297,258)
Prepaid expenses and other assets	(108,292)	(51,995)
Accounts payable, merchant	259,225	158,453
Accounts payable, other, accrued expenses and other current liabilities	298,198	91,221
Tax payable/receivable, net	(29,051)	(57,521)
Deferred merchant bookings	1,017,524	722,768
Deferred revenue	18,922	62,970
Net cash provided by operating activities	1,922,025	1,543,678
Investing activities:
Capital expenditures, including internal-use software and website development	(525,596)	(567,044)
Purchases of investments	(1,713,195)	(20,446)
Sales and maturities of investments	920,880	31,637
Net settlement of foreign currency forwards	831	(34,515)
Acquisitions, net of cash acquired	(170,293)	(777)
Other, net	7,195	2,222
Net cash used in investing activities	(1,480,178)	(588,923)
Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	992,470	(1,792)
Payment of HomeAway Convertible Notes	—	(401,424)
Purchases of treasury stock	(154,050)	(366,723)
Payment of dividends to stockholders	(130,263)	(111,009)
Proceeds from exercise of equity awards and employee stock purchase plan	180,031	103,760
Other, net	(27,676)	(38,109)
Net cash provided by (used in) financing activities	860,512	(815,297)
Effect of exchange rate changes on cash and cash equivalents	140,716	28,718
Net increase in cash and cash equivalents	1,443,075	168,176
Cash and cash equivalents at beginning of period	1,796,811	1,676,299
Cash and cash equivalents at end of period	$3,239,886	$1,844,475
Supplemental cash flow information
Cash paid for interest	$162,395	$152,008
Income tax payments, net	134,980	103,901

Expedia, Inc. (excluding eLong)
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2015	2016				2017			Y/Y
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Gross bookings by segment
Core OTA	$13,563	$17,226	$17,182	$17,007	$14,650	$19,110	$18,954	$18,456	9%
HomeAway	—	1,818	1,460	1,403	1,299	2,697	2,123	2,013	44%
Egencia	1,387	1,656	1,679	1,579	1,454	1,804	1,761	1,728	9%
Total	$14,950	$20,699	$20,321	$19,988	$17,403	$23,610	$22,838	$22,197	11%

Gross bookings by geography
Domestic	$9,616	$13,744	$13,320	$12,915	$11,074	$15,128	$14,730	$13,540	5%
International	5,335	6,955	7,001	7,073	6,329	8,483	8,108	8,657	22%
Total	$14,950	$20,699	$20,321	$19,988	$17,403	$23,610	$22,838	$22,197	11%

Gross bookings by business model
Agency	$8,430	$10,640	$10,611	$10,023	$8,869	$11,342	$11,168	$10,392	4%
Merchant	6,520	8,242	8,250	8,563	7,235	9,572	9,546	9,792	14%
HomeAway	—	1,818	1,460	1,403	1,299	2,697	2,123	2,013	44%
Total	$14,950	$20,699	$20,321	$19,988	$17,403	$23,610	$22,838	$22,197	11%

Revenue by segment
Core OTA	$1,505	$1,540	$1,765	$2,083	$1,695	$1,700	$2,009	$2,314	11%
trivago	110	176	201	276	183	286	328	338	22%
HomeAway	20	142	172	210	166	185	224	305	45%
Egencia	107	110	125	112	116	123	135	126	13%
Intercompany eliminations	(44)	(64)	(66)	(101)	(67)	(104)	(110)	(117)	(16)%
Total	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	$2,586	$2,966	15%

Revenue by geography
Domestic	$978	$1,115	$1,271	$1,451	$1,199	$1,249	$1,457	$1,576	9%
International	721	789	924	1,130	893	940	1,129	1,390	23%
Total	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	$2,586	$2,966	15%

Revenue by business model
Agency	$495	$523	$612	$723	$567	$571	$684	$803	11%
Merchant	1,044	1,065	1,210	1,407	1,170	1,176	1,376	1,559	11%
Advertising & Media	139	174	202	241	190	257	302	299	24%
HomeAway	20	142	172	210	166	185	224	305	45%
Total	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	$2,586	$2,966	15%

Adjusted EBITDA by segment
Core OTA	$407	$292	$428	$714	$532	$306	$488	$737	3%
trivago	16	8	7	6	14	21	2	(8)	NM
HomeAway	4	17	38	77	42	6	39	126	63%
Egencia	10	15	26	18	21	27	28	20	13%
Unallocated overhead costs	(158)	(156)	(169)	(148)	(167)	(151)	(164)	(166)	(12)%
Total	$280	$177	$331	$667	$442	$208	$393	$709	6%

Net income (loss) attributable to Expedia, Inc.	$(13)	$(109)	$32	$279	$79	$(86)	$57	$352	26%

Expedia, Inc. (excluding eLong)
Trended Metrics, continued
(All figures in millions)

	2015	2016				2017
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Worldwide lodging (merchant, agency & HomeAway)
Room nights	52.8	57.4	66.0	80.2	64.9	64.0	79.9	93.5
Room night growth	39%	50%	31%	31%	23%	12%	21%	16%
Domestic room night growth	33%	50%	36%	36%	22%	7%	17%	12%
International room night growth	47%	50%	24%	25%	24%	17%	26%	22%
ADR growth	(5)%	1%	5%	8%	5%	2%	2%	4%
Revenue per night growth	(11)%	(6)%	(1)%	—%	4%	1%	(4)%	(1)%
Revenue growth	24%	41%	29%	30%	27%	12%	16%	15%

Worldwide air (merchant & agency)
Tickets sold growth	70%	52%	45%	32%	6%	8%	2%	4%
Airfare growth	(12)%	(8)%	(8)%	(6)%	(4)%	(3)%	1%	(2)%
Revenue per ticket growth	(5)%	1%	3%	15%	—%	(4)%	4%	(10)%
Revenue growth	61%	54%	50%	52%	6%	4%	6%	(7)%

Notes:

•	The year-over-year growth figures through Q2 2016 exclude eLong, Inc., as Expedia sold its ownership interest on May 22, 2015.

•	The metrics above include Orbitz Worldwide following the acquisition on September 17, 2015 and HomeAway following the acquisition on December 15, 2015.

•
HomeAway gross bookings and room nights operating metrics include on-platform transactions from all HomeAway brands, with the exception of BedandBreakfast.com and TopRural (which, if included, would collectively add less than an estimated 2% to each of gross bookings and room nights). On-platform gross bookings and room nights for Stayz, Bookabach and Travelmob (which collectively represent less than 10% of total on-platform transactions) represent our best estimates.

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•	Some numbers may not add due to rounding.

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Core OTA: Core Online Travel Agencies ("Core OTA") segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia.com and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire, Orbitz, Travelocity, Wotif Group, CheapTickets, ebookers, AirAsia Expedia, CarRentals.com, Classic Vacations and SilverRail.
trivago: trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
HomeAway: HomeAway segment provides a range of travel services for the vacation rental industry through a global portfolio of brands including: HomeAway, VRBO, VacationRentals.com and BedandBreakfast.com, among others.
Egencia: Egencia segment provides managed travel services to corporate customers worldwide.
Corporate: Includes unallocated corporate expenses.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel stays, as well as alternative accommodations primarily made available through HomeAway.
Room Nights: Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our HomeAway reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.
Adjusted EBITDA is defined as net income (loss) attributable to Expedia, Inc. adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including

(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. The definition for Adjusted EBITDA was revised in the fourth quarter of 2012.
Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia, Inc. plus net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements,
(iii) upfront consideration paid to settle employee compensation plans of the acquiree, and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong;
(4) certain other items, including restructuring charges;
(5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(6) discontinued operations;
(7) the non-controlling interest impact of the aforementioned adjustment items and
(8) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses. The definition for adjusted net income (loss) was revised in the fourth quarters of 2010, 2011 and 2012.
Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item. In addition, in the second quarter of 2015, we included an adjustment to remove operating expenses related to eLong due to our sale on May 22, 2015.
Expedia, Inc. (excluding eLong). Expedia sold its ownership interest in eLong, Inc. on May 22, 2015. In order to allow comparison with prior periods for the ongoing Expedia businesses, Expedia, Inc. (excluding eLong) gross bookings, revenue, adjusted EBITDA, operating income (loss), adjusted net income (loss), adjusted EPS and net income (loss) attributable to the Company each exclude the impact of eLong.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(In thousands)
Net income attributable to Expedia, Inc.	$352,238	$279,331	$322,805	$202,391
Net loss attributable to non-controlling interests	(2,885)	(403)	(4,321)	(25,988)
Provision for income taxes	66,078	60,627	22,374	(14,929)
Total other expense, net	66,297	46,597	170,805	153,042
Operating income	481,728	386,152	511,663	314,516
Gain (loss) on revenue hedges related to revenue recognized	(8,381)	3,715	3,524	3,692
Restructuring and related reorganization charges, excluding stock-based compensation	3,983	5,591	15,590	33,584
Legal reserves, occupancy tax and other	(1,499)	22,332	22,956	28,650
Stock-based compensation	6,279	48,263	103,592	197,602
Amortization of intangible assets	71,011	74,939	203,966	249,119
Impairment of intangible assets	—	2,141	—	2,141
Depreciation	156,144	123,555	448,744	344,833
Adjusted EBITDA	$709,265	$666,688	$1,310,035	$1,174,137

Adjusted Net Income & Adjusted EPS

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(In thousands, except per share data)
Net income attributable to Expedia, Inc.	$352,238	$279,331	$322,805	$202,391
Amortization of intangible assets	71,011	74,939	203,966	249,119
Impairment of intangible assets	—	2,141	—	2,141
Stock-based compensation	6,279	48,263	103,592	197,602
Legal reserves, occupancy tax and other	(1,499)	22,332	22,956	28,650
Restructuring and related reorganization charges, excluding stock-based compensation	3,983	5,591	15,590	33,584
Unrealized (gain) loss on revenue hedges	3,121	333	17,242	2,928
Legal reserves, occupancy tax and other as part of equity method investments	—	1,750	—	1,750
Loss on investments, net	8,738	4,127	14,319	10,830
Mark-to-market of minority interest	2,243	—	2,243	—
Provision for income taxes	(43,032)	(61,400)	(144,837)	(184,855)
Non-controlling interests	(4,302)	(3,306)	(10,919)	(28,304)
Adjusted net income	$398,780	$374,101	$546,957	$515,836

GAAP diluted weighted average shares outstanding	157,760	154,236	156,520	154,332
Additional dilutive securities	1,320	1,095	1,330	1,143
Adjusted weighted average shares outstanding	159,080	155,331	157,850	155,475

Diluted earnings per share	$2.23	$1.81	$2.06	$1.31
Adjusted earnings per share	2.51	2.41	3.47	3.32

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(In thousands)
Net cash provided by (used in) operating activities	$(443,615)	$(182,419)	$1,922,025	$1,543,678
Less: capital expenditures	(168,704)	(187,063)	(525,596)	(567,044)
Free cash flow	$(612,319)	$(369,482)	$1,396,429	$976,634

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(In thousands)
Cost of revenue	$458,559	$416,907	$1,319,253	$1,225,857
Less: stock-based compensation	(2,289)	(3,476)	(7,855)	(8,768)
Less: depreciation	(25,576)	(16,045)	(73,412)	(45,853)
Adjusted cost of revenue	$430,694	$397,386	$1,237,986	$1,171,236

Selling and marketing expense	$1,460,707	$1,204,521	$4,174,174	$3,398,862
Less: stock-based compensation	(9,543)	(4,876)	(30,637)	(37,372)
Less: depreciation	(9,765)	(7,981)	(26,872)	(20,692)
Adjusted selling and marketing expense	$1,441,399	$1,191,664	$4,116,665	$3,340,798

Technology and content expense	$350,061	$301,446	$1,014,631	$910,921
Less: stock-based compensation	(13,944)	(11,556)	(41,581)	(50,997)
Less: depreciation	(113,301)	(92,419)	(325,080)	(260,168)
Adjusted technology and content expense	$222,816	$197,471	$647,970	$599,756

General and administrative expense	$141,298	$165,829	$478,403	$504,395
Less: stock-based compensation	19,497	(27,308)	(23,519)	(87,775)
Less: depreciation	(7,502)	(7,110)	(23,380)	(18,120)
Adjusted general and administrative expense	$153,293	$131,411	$431,504	$398,500

Conference Call
Expedia, Inc. will webcast a conference call to discuss third quarter 2017 financial results and certain forward-looking information on Thursday, October 26, 2017 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of October 26, 2017 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as "intend" and "expect," among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	our failure to modify to our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks relating to our operations in international markets;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax or unclaimed property laws, rules or regulations are subject to interpretation by taxing authorities;

•	unfavorable amendment to existing tax laws, rules or regulations or enactment of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	declines or disruptions in the travel industry;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary or desirable;

•	interruption, security breaches and lack of redundancy in our information systems;

•
our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•
risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;

Additional information about risks and uncertainties associated with Expedia's businesses is included in our public filings with the SEC, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2016 and our quarterly report on Form 10-Q for the quarter ended September 30, 2017. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.
Expedia, Inc. is the world’s largest online travel company, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full-service online travel brand with localized sites in 33 countries

•	Hotels.com®, a leading global lodging expert operating 90 localized websites in 41 languages with its award winning Hotels.com® Rewards loyalty program

•
Expedia® Affiliate Network (EAN), a global B2B brand that powers the hotel business of hundreds of leading airlines, travel agencies, loyalty and corporate travel companies plus several top consumer brands through its API and template solutions

•	trivago®, a leading online hotel search platform with sites in 55 countries worldwide

•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO®, VacationRentals.com® and BedandBreakfast.com® brands, among others

•	Egencia®, a leading corporate travel management company

•	Orbitz® and CheapTickets®, leading U.S. travel websites, as well as ebookers®, a full-service travel brand with websites in seven European countries

•	Travelocity®, a leading online travel brand in the U.S. and Canada delivering customer service when and where our customers need it with the Customer First Guarantee

•	Hotwire®, inspiring spontaneous travel through Hot Rate® deals

•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®

•
Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds creative media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers

•	CarRentals.com™, a premier online car rental booking company with localized sites in 13 countries

•	Classic Vacations®, a top luxury travel specialist

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in over a thousand destinations worldwide

•
Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 240 retail travel agency franchises across North America

•	SilverRail Technologies, Inc., provider of a global rail retail and distribution platform connecting rail carriers and suppliers to both online and offline travel distributors
For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.
Trademarks and logos are the property of their respective owners. © 2017 Expedia, Inc. All rights reserved. CST: 2029030-50

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